
                      MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                  Three months ended    Six months ended
                                                   December 31, 1998    December 31, 1998
                                                  ------------------    -----------------
Net Income                                              $ 85,327              $227,884
                                                        ========              ========

Weighted average common shares outstanding
  for basic computation                                  363,975               363,975
                                                        ========              ========

Basic earnings per share                                $   0.24              $    .63
                                                        ========              ========


Weighted average common shares outstanding
  for basic computation                                  363,975               363,975

Common stock equivalents due to dilutive effect of
  stock options                                            4,539                 4,870

Weighted average common shares and equivalents
  Outstanding for diluted computation                    368,514               368,845
                                                        ========              ========

Diluted earnings per share                              $   0.23               $  0.62
                                                        ========              ========
